EMPLOYMENT AGREEMENT

THE UNDERSIGNED

1.
The private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) Euramax Coated Products B.V., having its corporate seat at Roermond, the Netherlands and its registered address at Industrieweg 6 (6045 JG) Roermond, the Netherlands, hereinafter referred to as the "Company" and hereby duly represented by Mr. Mitchell Lewis;

and

2.	Mr. J. (Jan) Timmerman residing at Kleidonk 14 (6641 LN) Beuningen (Gld), the Netherlands, hereinafter referred to as the "Director";

the Company and the Director hereinafter collectively referred to as the "Parties".

HEREBY AGREE AS FOLLOWS

1.	Duration & Position

1.1	Pursuant to a shareholders' resolution dated September 21, 2010, the Director has been appointed as managing director (statutair bestuurder) of the Company with effect from 1 October 2010.

1.2	By virtue of this employment agreement, the Director shall be employed by the Company in the position of managing director with effect from 1 October 2010.

1.3
This employment agreement is entered into for an indefinite period of time and shall terminate in any event by operation of law, without notice being required, on the last day of the month in which the Director reaches the age of 65, or the day on which he reaches the retirement age in accordance with the applicable pension scheme, whichever date occurs first.

1.4	Both Parties may terminate the employment agreement by giving written notice equal to the statutory notice period.

1.5	The Director shall be based at the Company's headquarter in Roermond, the Netherlands.

1.6
The Director shall dedicate his full business time and attention to rendering such operational, sales, administrative, financial and other executive and managerial services to the Company which are consistent with the Director's position as managing director.

1.7
The Director shall perform his duties with due observance of the Company's articles of association and the instructions of its ultimate shareholder, Euramax International Inc. ("Euramax International"). The Director will report directly to Euramax International's Chief Executive Officer ("CEO").

1.8
If the Company or Euramax International deems this necessary, the Director shall carry out activities other than those within the scope of his normal duties, or work at an other place than the base location set out in Article 1.5.

2.	Salary, Holiday Allowance & Working Hours

2.1	The Director shall be entitled to a gross annual salary of EUR 215,000 to be paid in 12 equal monthly instalments of EUR 17,916.66.

2.2
The Director shall be entitled to a holiday allowance equal to 8% of the gross annual salary as set out in Article 2.1, payable annually in the month of May. As such, the annual total of the salary as set out in Article 2.1 and the holiday allowance will be equal to EUR 232,200.

2.3
The Director's regular working schedule shall be as required by business. If the Company or Euramax International deems this necessary, the Director shall be required to work overtime. There will be no separate remuneration for overtime work. If the Director carries out work for an enterprise affiliated with the Company, the remuneration for such work shall be deemed to be included in the Director's salary as set out in Article 2.1.

3.	Holiday Entitlement

The Director shall be entitled to 30 days' holiday per year.

4.	Illness

4.1
If the Director is prevented from carrying out his work as a result of illness, he shall be entitled, save to the extent provided otherwise in the Dutch Civil Code and as long as this employment agreement remains in effect, to 100% of the salary set out in Article 2.1 for a period of one year.

4.2
If the Director remains ill and prevented from carrying out his work after the period referred to in Article 4.1 has ended, he shall be entitled, save to the extent provided otherwise in the Dutch Civil Code and as long as the employment agreement remains in effect, to 70 % of the salary set out in Article 2.1 for an additional period of one year.

4.3	With regard to reporting sick and the illness itself, the Director shall follow such instructions as may be given in writing by the Company.

5.	Bonus

5.1
Beginning 1 November 2010, the Director shall participate in the Euramax Incentive Compensation Plan (the "EIC Plan"), a copy of which will be sent to the Director under separate cover. Any bonus payments under the EIC Plan are subject to the provisions of the EIC Plan. The relevant performance objectives as described in and pursuant to the EIC Plan shall be discussed between the Director and the CEO and established by the latter.

5.2
The Director's target bonus opportunity under the EIC Plan is 35% of the salary set out in Article 2.1. The terms of the EIC Plan may be changed by the Company or its affiliates in its sole discretion.

5.3	In connection with the Director's transition to the Company, a minimum EIC Plan bonus payout for 2010 of 50% of the salary set out in Article 2.1, i.e. EUR 107,500, is guaranteed.

5.4	The granting of a bonus in one or more years shall not entitle the Director to a bonus in a subsequent year and shall always be subject to the provisions of the relevant bonus plan.

6.	Restricted stock units

The Director will be granted 500 shares of restricted stock units of Euramax Holdings, Inc. pursuant to the 2009 Executive Incentive Plan (the "RSU Plan"). The aforementioned grant and the restricted shares itself will be subject to the terms and conditions of the RSU Plan and the Restricted Stock Agreement, which the Director and Euramax Holdings, Inc. will enter into as soon as possible after the date of this employment agreement. A copy of the RSU Plan and the Restricted Stock Agreement will be sent to the Director under separate cover.

7.	Car

7.1
For the performance of his work the Director will be provided with a lease car subject to a maximum monthly lease amount required for a BMW 5 series. The Company shall pay the monthly lease, as well as the insurance, maintenance and fuel costs associated with the use of the vehicle.

7.2
If the Director has, for whatever reason other than illness, not worked for a period of more than 3 months, the Company shall be entitled to request the return of the car. The Director shall comply with this immediately and shall not be entitled to any compensation in this regard from the Company.

7.3	The Director shall return the car to the Company no later than on the day on which this employment agreement terminates.

8.    Expenses and mobile phone

8.1
All necessary expenses incurred by the Director in the course of performing his work shall be reimbursed by the Company upon submission of an itemised expense claim. The Director shall comply with the Company’s expense reimbursement policy.

8.2	The Company shall provide the Director with a mobile telephone. All reasonable costs relating to the use of this telephone shall be borne by the Company.
.

8.3
If the Director has, for whatever reason other than illness, not been carrying out his duties for more than 3 months, he shall no longer be entitled to the payment or reimbursement of costs and expenses as provided in Article 8.1 and 8.2.

9.    Insurance policies

9.1
The Director shall be eligible to participate in the Company's comprehensive group health insurance plan and other collective welfare and insurance plans. A copy of the terms and conditions of such policies will be provided to the Director under separate cover.

9.2	The Company shall contribute to the Director's health insurance to the extent legally required.

9.3
Subject to the acceptance of the Director under normal premium conditions by an insurer designated by the Company, the Company shall take out both a travel insurance and a director's liability insurance (bestuurder aansprakelijkheidsverzekering) for the Director. The cost of the premium for this insurance shall be borne by the Company.

10.    Pension

The Director shall be eligible to participate in the metals industry pension sheme and the supplemental Zwitserleven pension scheme which the Company has made available to senior management. A copy of the terms and conditions of such policies will be provided to the Director under separate cover.

11.	Tax / Social Security Liability for Benefits
If one or more of the above benefits is subject to the levy of income tax and/or social security premiums under the 1964 Income Tax Act and/or the social security laws, the relevant tax and social security premiums shall be borne by the Director.

12.    Ancillary Activities

The Director may not perform any ancillary activities, paid or unpaid, in whatever form or manner, without prior written approval. This prohibition includes the occupation of positions as member of a supervisory board or management board.

13.    Confidentiality

Both throughout the duration and after the termination of this employment agreement, the Director shall maintain the confidentiality of all confidential information known to him concerning the Company. This duty of confidentiality shall extend to all confidential information pertaining to enterprises affiliated with the Company and clients and other business relations of the Company. Confidential information is any information pertaining to the Company, an affiliated enterprise, company, client or business relation, as the case may be, that has not already come into the public domain.

14.    Company Property

14.1
All items, including written documents, computer files and data carriers, obtained by the Director from or on behalf of the Company or an enterprise affiliated with the Company during the period that this employment agreement is in effect, are and shall remain the property of the Company or the affiliated enterprise, respectively.

14.2	The Director shall return such items to the Company at first request or, in the absence of such a request, no later than the day on which this employment agreement terminates.

15.    Intellectual Property

15.1
All intellectual property rights pertaining to any creation, discovery or invention by the Director, whether or not made by him independently, connected to the activities of either the Company or an enterprise affiliated therewith shall accrue to the Company, irrespective of whether the creation, discovery or invention took place during or outside working hours and irrespective of whether the Director’s position either directly or indirectly entails creative, exploratory or inventive work, including the creation of intellectual property. This provision shall also apply to creations, discoveries and inventions as described above made within a period of one year following the termination of this employment agreement.

15.2	Unless otherwise provided for by law, the Director shall not acquire any right to be identified as the creator, discoverer or inventor of any such intellectual property.

15.3
The Director shall immediately report all creations, discoveries and inventions to the Company, and shall do everything necessary to make possible the acquisition by, or transfer to, the Company of any intellectual property rights in that regard.

15.4
The Director shall do whatever may be required on his part to obtain the maximum possible protection of such intellectual property. Where the protection of intellectual property requires an application, an act of filing or a similar act, this shall be done solely in the name of the Company.

15.5	The Director acknowledges that his salary includes remuneration for all creations, discoveries and inventions made, solely or jointly, by him, including the creation of intellectual property.

16.	Non-competition Clause

For a period of twelve (12) months following the termination of this employment agreement, the Director shall not, without the prior written permission of the Company, in any form or way undertake any activities that are the same as, or similar to, the activities of the Company or enterprises affiliated therewith, in the Netherlands and in those countries where the Company and/or enterprises affiliated with the Company traded and/or manufactured products and/or provided services at the time this employment agreement was in effect. This includes the acquisition or ownership, whether or not in the Director's own name, of shares or depository receipts for shares in enterprises carrying on the same or similar activities as those of the Company or enterprises affiliated therewith, excluding shares officially listed on a stock exchange.

17.    Non solicitation
During the term of this employment agreement as well as for a period of two (2) years after the termination of this employment agreement, the Director shall refrain from, either directly or indirectly:

i.	engaging individuals who are on the payroll of the Company or any enterprise affiliated with the Company or who were so during the Director's employment; and/or

ii.
soliciting or entering into commercial relationships with any person or entity which is a client of the Company or any enterprise affiliated with the Company at the date on which the employment agreement terminates, or was a client during the three year period prior to that date even if such contact is initiated by these customers or relations.

18.	Penalty Clause

In the event of a breach of any of the provisions of Articles 12 up to and including 17, the Director shall be liable to the Company for an immediately due and payable penalty of EUR 20,000 per breach and EUR 5,000 for each day on which the breach continues, without prejudice to any other rights provided for by law or under this agreement such as the right to specific performance, the right to an injunction or the right to claim damages in lieu of this penalty.

19.    Golden Parachute

If at any time the Company (or the relevant corporate body of the Company, as the case may be) terminates this employment agreement, the Director shall be entitled to a lump sum compensation of an amount equal to the product of the Cantonal Court Formula (Kantonrechtersformule) with a correction factor of C=1, but with a minimum amount of (a) the annual total salary set out in Article 2.2 (EUR 232,200); and (b) the average bonus, as referred to in Article 5, for the last 3 calendar years preceding the termination of the employment agreement, provided that:

i.
said compensation may not exceed the income to which the Director would have been entitled if the Director had remained in the employment of the Company from the date of termination until reaching the age of 65 or the retirement age as provided in Article 1.3; and

ii.
if a court awards any compensation to the Director as a result of proceedings on the basis of Articles 7:681 or 7:685 of the Dutch Civil Code, the amount of such award shall be deducted from the amount of compensation to which the Director is entitled under this provision.

The Director shall not be entitled to the compensation as provided for under this provision if:

i.	the Director terminates this employment agreement (resigns) on his own accord;

ii.	the employment agreement is terminated by operation of law as provided for under Article 1.3;

iii.
the employment agreement is terminated on grounds for which the Director is to blame (te verwijten) as well as on grounds which qualify as an urgent cause (dringende reden) as set out in Article 7:678 of the Dutch Civil Code.

20.    Amendments

20.1	In the event that it has a substantial interest in doing so, the Company shall be entitled to unilaterally amend one or more of the provisions of this employment agreement.

20.2	A substantial interest may also be deemed to exist, inter alia, if

i.
there is a change of control of the Company's enterprise or of the group to which the Company belongs, or a transfer of the enterprise or a part thereof within the meaning of Article 7:662 of the Dutch Civil Code; or

ii.	the costs of the insurances of the Director to which the Company contributes pursuant to this employment agreement increase.

20.3
The Director accepts that the conditions of the insurances and/or the pension scheme referred to in this employment agreement may be amended from time to time, in which case the amended conditions shall apply.

20.4	All other amendments must be in writing and signed by the CEO and the Director to be effective.
21.    Governing law
This employment agreement is governed by and construed in accordance with the laws of the Netherlands.This employment agreement may be signed in two or more counterparts, which will each be of equal tenor and validity.

/s/ Mitchell B. Lewis	/s/ Jan Timmerman
on behalf of the Company	Jan Timmerman
Mitchell B. Lewis

Date: 23 September 2010	Date: 22 September 2010